AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of July 1, 2014, between TEMPLETON FUNDS (hereinafter referred to as the "Trust"), on behalf of Templeton World Fund ("World Fund"), and TEMPLETON GLOBAL ADVISORS LIMITED, a U.S. registered investment adviser and a Bahamian corporation (hereinafter referred to as the "Manager"), and amends and restates the prior Investment Management Agreement between the Trust, on behalf of the World Fund, and the Manager dated as of January 1, 2008.

In consideration of the mutual agreements herein made, the Trust, on behalf of World Fund, and the Manager understand and agree as follows:

(1)            The Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of World Fund's assets, to administer its affairs, and to provide or procure, as applicable, the administrative and other services described in Section (3) of this Agreement, as may be supplemented from time to time, consistent with the provisions of the Trust Instrument of the Trust and the investment policies adopted and declared by the Trust's Board of Trustees.  In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment and reinvestment of World Fund's assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement those determinations.  Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to World Fund's investment securities shall be exercised, subject to guidelines adopted by the Board of Trustees.  It is understood that all investment acts of the Manager in performing this Agreement are performed by it outside the United States.

(2)            The Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of World Fund's portfolio transactions consistent with the Trust's brokerage policies and, when applicable, the negotiation of commissions in connection therewith.

All decisions and placements shall be made in accordance with the following principles:

A.              Purchase and sale orders will usually be placed with brokers which are selected by the Manager as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions hereinafter set forth.  The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to World Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Manager in determining the overall reasonableness of brokerage commissions.

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B.              In selecting brokers for portfolio transactions, the Manager shall take into account its past experience as to brokers qualified to achieve "best execution," including brokers who specialize in any foreign securities held by World Fund.

C.              The Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act"), for World Fund and/or other accounts, if any, for which the Manager exercises investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause World Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to World Fund and the other accounts, if any, as to which it exercises investment discretion.  In reaching such determination, the Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services.  In demonstrating that such determinations were made in good faith, the Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Trust's brokerage policy; that the research services provide lawful and appropriate assistance to the Manager in the performance of its investment decision-making responsibilities; and that the commissions paid were within a reasonable range.  Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Trust's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to World Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Manager are useful to the Manager in performing its advisory services under this Agreement.  Research services provided by brokers to the Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Manager under this Agreement.  Research furnished by brokers through which World Fund effects securities transactions may be used by the Manager for any of its accounts, and not all research may be used by the Manager for World Fund.  When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

D.              Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Manager, better prices and execution may be obtained on a commission basis or from other sources.

(3)            The Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the World Fund to the extent that any such services are not otherwise provided by any other service provider to the World Fund:  (a) providing office space, equipment and supplies appropriate for the effective administration of the World Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the World Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the World Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the World Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the World Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the World Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the World Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the World Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the World Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

Nothing in this Agreement shall obligate the Trust or the World Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Manager or its affiliates.  Nothing in this Agreement shall obligate the Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the World Fund.

(4)            World Fund agrees to pay to the Manager a monthly fee in dollars at an annual rate of 0.705% of the first $1 billion of the daily net assets of World Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $1 billion up to and including $5 billion, a monthly fee equal on an annual basis to 0.690%; on such net assets in excess of $5 billion up to and including $10 billion, a monthly fee equal on an annual basis to 0.675%; on such net assets in excess of $10 billion up to and including $15 billion, a monthly fee equal on an annual basis to 0.655%; on such net assets in excess of $15 billion up to and including $20 billion, a monthly fee equal on an annual basis to 0.635%; on such assets in excess of $20 billion, a monthly fee equal on an annual basis to 0.615%,  payable at the end of each calendar month.  The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.  The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of World Fund’s expenses, as if such waiver or limitation were fully set forth herein.

(5)            The Manager may, at its expense, delegate to one or more entities some or all of the services for the World Fund set forth in Section (3) of this Agreement for which the Manager is responsible under this Agreement. The Manager will be responsible for the compensation, if any, of any such entities for such services to the World Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have responsibility and liability for all such services provided to the World Fund under this Agreement and will supervise each delegate in its performance of its duties for the World Fund with a view to preventing violations of the federal securities laws.

(6)            In performing the services set forth in this Agreement, the Manager:

                        A.        shall conform with the Investment Company Act of 1940 (the “1940 Act”) and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the World Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        B.        will make available to the Trust, promptly upon request, any of the World Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the World Fund are being conducted in a manner consistent with applicable laws and regulations.

(7)            This Agreement shall be effective as of the date first written above and shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of World Fund, as defined in the 1940 Act, or (b) a majority of the Trust's Board of Trustees as a whole.

(8)            Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party, provided that termination by the Trust is approved by vote of a majority of the Trust's Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of World Fund (as defined by the 1940 Act).

(9)            This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

(10)         In the event this Agreement is terminated and the Manager no longer acts as Manager to World Fund, the Manager reserves the right to withdraw from World Fund the use of the name "Templeton" or any name misleadingly implying a continuing relationship between World Fund and the Manager or any of its affiliates.

(11)         Except as may otherwise be provided by the 1940 Act, neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of World Fund's assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Manager's part or by reason of reckless disregard of the Manager's duties under this Agreement.  It is hereby understood and acknowledged by the Trust that the value of the investments made for World Fund may increase as well as decrease and are not guaranteed by the Manager.  It is further understood and acknowledged by the Trust that investment decisions made on behalf of World Fund by the Manager are subject to a variety of factors that may affect the values and income generated by World Fund's portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Manager will not always be profitable or prove to have been correct.

(12)         It is understood that the services of the Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients that may invest in the same types of securities as World Fund, or, in providing such services, from using information furnished by others.  When the Manager determines to buy or sell the same security for World Fund that the Manager or one or more of its affiliates has selected for clients of the Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Manager, with approval by the Trust's Board of Trustees, to be impartial and fair.

(13)         This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable Federal and State securities laws and any rules, regulations and orders thereunder.

(14)         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(15)         Nothing herein shall be construed as constituting the Manager an agent of the Trust.

(16)         Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to assets of the World Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the World Fund, shall be discharged only out of the assets of the World Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

TEMPLETON FUNDS

By: /s/LORI A. WEBER

Name:  Lori A. Weber

Title:   Vice President and Secretary

TEMPLETON GLOBAL ADVISORS LIMITED

By: /s/CYNTHIA L. SWEETING

Name: Cynthia L. Sweeting

Title:  Chairman